Exhibit 5.1

Stoel Rives LLP

900 S.W. Fifth Avenue, Suite 2600

Portland, Oregon 97204

Main 503.224.3380

Fax 503.220.2480

www.stoel.com

September 23, 2004

The Board of Directors

Interlink Electronics, Inc.

Dear Sirs:

We have acted as counsel for Interlink Electronics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) and Prospectus Supplement (the “Prospectus”) under the Securities Act of 1933, as amended, related to the sale of 1,750,000 shares of the Company’s Common Stock, $0.00001 par value per share (the “Firm Shares”) by the Company to the underwriters and up to 262,500 shares of the Company’s Common Stock (the “Option Shares” and together with the Firm Shares, the “Shares”) that will be subject to an option granted to the underwriters to cover over-allotments, if any. We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purpose of this opinion.

Based on the foregoing, it is our opinion that:

(1) The Company is a corporation existing under the laws of the state of Delaware; and

(2) The Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statement, the Prospectus and in accordance with resolutions adopted by the Board of Directors of the Company, and when payment therefor shall have been received by the Company, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ STOEL RIVES LLP
STOEL RIVES LLP